CONTACT:	Julie Lorigan
Vice President, Investor Relations
(781) 741-7775

Margery B. Myers
Vice President, Corporate Communications and Public Relations
(781) 741-4019

Cara O'Brien - Investor Relations
Stephanie Sampiere - Media Relations
Financial Dynamics
(212) 850-5600

TALBOTS FIRST QUARTER EARNINGS PER SHARE INCREASE 14% TO $0.58,
ABOVE THE $0.51 REPORTED LAST YEAR AND AHEAD
OF FIRST CALL CONSENSUS ESTIMATE

Results Driven by Strong Regular Price Selling

        Hingham, MA, May 19, 2004 -- The Talbots, Inc. (NYSE:TLB) today announced results for the thirteen-week period ended May 1, 2004 compared to the thirteen-week period ended May 3, 2003. Net sales for the quarter increased 6% to $419.0 million from $395.0 million reported for the thirteen weeks ended May 3, 2003. Retail store sales increased 7% to $353.4 million this year compared to $329.2 million last year. Included in retail store sales was an increase in comparable store sales of 1.7% for the thirteen-week period. Catalog sales were approximately even at $65.6 million, compared to $65.8 million in the prior year period.

        Net income in the first quarter was $33.3 million compared to $29.4 million in the first quarter last year. Earnings per diluted share were $0.58, a 14% increase from last year’s first quarter earnings per diluted share of $0.51.

-more-

        Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented, “We are delighted to have achieved first quarter earnings per diluted share of $0.58, at the high end of our expectations and ahead of the First Call consensus estimate of $0.57. This performance represents a 14% increase in earnings over last year's reported $0.51.”

         “Throughout the quarter we experienced consistently healthy sales trends in our core women’s business, with regular-price comparable store sales in the positive mid to high single digit range. As previously stated, however, this performance was offset by soft markdown selling due to lean inventories and weakness in two smaller areas of the business -- Talbots Kids and dresses, resulting in our total first quarter comparable store sales growth of 1.7%,” Mr. Zetcher continued.

         “Regarding our store expansion plan, during the first quarter, we opened 19 new stores, including 8 Misses stores, 5 Petites stores, 2 Woman stores, including one Woman store in Canada, one Kids store, and three Talbots Mens stores. With one closing during the quarter, we ended the period with a total of 995 stores. Our plan is to open 75 new stores in 2004, which would give us approximately 1,049 stores in operation at the end of the fiscal year. We are well on our way to achieving this goal, having reached a new milestone last week with the opening of our 1,000th store in Williamsburg, Virginia.”

         “Looking at the second quarter, to help drive continued sales growth we have increased our marketing budget well above historical levels. For the first time, we will be supporting our important semi-annual clearance event, which begins later in June, with television advertising in eight major markets. In addition, we will be offering a variety of other customer traffic driving events, targeted to both our loyal core customer and our less frequent customer. Since it is still early in the quarter, however, we feel it is prudent to wait until we are further into the period to comment on our outlook for second quarter earnings per share.”

-more-

         Mr. Zetcher concluded, “Overall, we are very pleased with our first quarter financial performance. Our core business is on track and we are hopeful for a continuation of these healthy selling trends. Going forward, with our well-received new assortments, rising inventories to support our sales growth and our expanded marketing program, we believe we are well positioned for a successful full spring season.”

         As previously announced, Talbots will host a conference call today, May 19, 2004 at 10:00 a.m. eastern time to discuss first quarter results. To listen to the live Webcast please log on to http://www.talbots.com/about/investor.asp. The call will be archived under the “investor relations” section of its web site www.talbots.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until May 21, 2004. This call may be accessed by dialing (888) 566-0149.

        Talbots is a leading national specialty retailer and cataloger of women’s, children’s and men’s classical apparel, shoes and accessories. The Company currently operates 1,000 stores - 502 Talbots Misses stores, including 20 Talbots Misses stores in Canada and five Talbots Misses stores in the United Kingdom; 273 Talbots Petites stores, including two Talbots Petites stores in Canada; 40 Talbots Accessories & Shoes stores; 69 Talbots Kids stores; 82 Talbots Woman stores, including two Talbots Woman stores in Canada; nine Talbots Mens stores; one Talbots Collection store; and 24 Talbots Outlet stores. The Company circulated approximately 47 million catalogs worldwide in fiscal 2003. Talbots on-line shopping site is located at www.talbots.com.

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. The statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, comparable sales, earnings and EPS, and other financial performance or operating measures) constitutes forward-looking information. Our forward-looking statements are based on our current expectations, assumptions, estimates and projections about our Company including assumptions and projections concerning store traffic, levels of store sales including regular-price selling and markdown selling, and customer preferences. Our forward looking statements involve material known and unknown risks and uncertainties as to future events which may or may not occur, including, effectiveness of the Company’s brand awareness and marketing programs, effectiveness and profitability of new concepts including the Mens concept, effectiveness of its e-commerce site, acceptance of Talbots fashions, including its current Spring, Summer and Fall 2004 fashions, the Company’s ability to anticipate and successfully respond to changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its Spring merchandise at regular prices as well as its ability to successfully execute its major sale events including the timing and levels of markdowns, retail economic conditions including consumer spending, consumer confidence and a continued uncertain economy, and the impact of a continued promotional retail environment. In each case, actual results may differ materially from such forward-looking information. Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s Current Report on Form 8-K dated October 30, 1996 filed with the Securities and Exchange Commission (a copy of which may also be obtained from the Company at 781-741-4500) as well as other periodic reports filed by the Company with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations,” and you are urged to carefully consider all such factors. In light of the substantial uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a guarantee or representation that such forward-looking matters will in fact be achieved. The Company assumes no obligation for updating or revising any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

THE TALBOTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (Dollar Amounts In Thousands Except Per Share Data) (Unaudited)

	Thirteen Weeks Ended

	May 1, 2004	May 3, 2003

Net Sales	$418,984	$394,991

Costs and Expenses
Cost of sales, buying and occupancy	239,271	230,191
Selling, general and administrative	126,005	117,054

Operating Income	53,708	47,746

Interest
Interest expense	484	747
Interest income	122	41

Interest Expense - net	362	706

Income Before Taxes	53,346	47,040

Income Taxes	20,005	17,640

Net Income	$ 33,341	$ 29,400

Net Income Per Share:
Basic	$ 0.59	$ 0.52

Diluted	$ 0.58	$ 0.51

Weighted Average Number of Shares of Common
Stock Outstanding (in thousands):
Basic	56,374	56,995

Diluted	57,876	58,074

Cash Dividends Per Share	$ 0.10	$ 0.09

THE TALBOTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands)

	May 1, 2004	January 31, 2004	May 3, 2003
	(unaudited)	(audited)	(unaudited)

Cash and cash equivalents	$ 66,356	$ 85,655	$ 5,905
Customer accounts receivable - net	196,731	182,686	191,445
Merchandise inventories	206,092	170,447	204,480
Other current assets	58,570	57,366	55,842

Total current assets	527,749	496,154	457,672

Property and equipment - net	337,455	337,417	320,932
Goodwill-net	35,513	35,513	35,513
Trademarks-net	75,884	75,884	75,884
Other assets	14,963	13,424	10,191

TOTAL ASSETS	$991,564	$958,392	$900,192

Notes payable to banks	$ -	$ -	$ 9,000
Accounts payable	42,277	50,058	43,377
Income taxes payable	28,415	15,043	25,015
Accrued liabilities	110,066	101,041	95,077

Total current liabilities	180,758	166,142	172,469

Long-term debt	100,000	100,000	100,000
Deferred rent under lease commitments	24,563	23,897	21,479
Deferred income taxes	11,927	10,540	3,435
Other liabilities	47,241	41,687	35,787
Stockholders’ equity	627,075	616,126	567,022

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$991,564	$958,392	$900,192

THE TALBOTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)

	Thirteen Weeks Ended

	May 1, 2004	May 3, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$33,341	$29,400
Depreciation and amortization	16,590	16,103
Deferred and other items	9,600	3,737
Changes in:
Customer accounts receivable	(14,074)	(10,214)
Merchandise inventories	(35,804)	(28,973)
Accounts payable	(7,766)	(5,004)
Income taxes payable	13,369	13,423
All other working capital	7,181	6,117

	22,437	24,589

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(17,227)	(22,918)
Proceeds from disposal of property and equipment	-	706

	(17,227)	(22,212)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under notes payable to banks	-	9,000
Proceeds from options exercised	5,229	37
Cash dividends	(5,669)	(5,122)
Purchase of treasury stock	(23,945)	(26,099)

	(24,385)	(22,184)

OTHER	(124)	146

NET DECREASE IN CASH AND CASH EQUIVALENTS	(19,299)	(19,661)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	85,655	25,566

CASH AND CASH EQUIVALENTS, END OF PERIOD	$66,356	$5,905